Exhibit 10.4

En Barcelona, a 29 de Abril de 2005

REUNIDOS:

De una parte, REPSOL YPF, S.A., con domicilio en Madrid, Paseo de la Castellana, 278, 28046, Madrid (en lo sucesivo “Repsol YPF”), representada por D. Antonio Brufau Niubó actuando como Presidente Ejecutivo

y de otra, GAS NATURAL SDG, S.A., con domicilio en Avenida Portal del Ángel 22, 08002, Barcelona (en lo sucesivo “Gas Natural”), representada por D. Salvador Gabarro Serra actuando como Presidente

En adelante denominadas individualmente “Parte” y conjuntamente “Partes”,

EXPONEN

Que la reciente evolución del mercado del gas ofrece oportunidades que aconsejan desarrollar en este momento el plan de actuación industrial establecido por Repsol YPF y La Caixa en relación con Gas Natural conforme al Acuerdo de 11 de enero de 2000 y sus novaciones posteriores.

Que a tal fin han alcanzado un Acuerdo de actuación industrial que comprende:

•	Proyectos Integrados en los que se incluye la licuefacción y la exploración y Ja producción de gas en la fase upstream.

•	Proyectos Midstream en los que se incluye el trading, el transporte de GNL, su reclasificación y comercialización mayorista (màs de 0,5 bcm/año).

Que el Acuerdo supone, en el caso de los proyectos Integrados, el ofrecimiento recíproco de participación en los proyectos que promueva cualquiera de las Partes que, en caso de ser aceptada, se desarrollara mediante los acuerdos correspondientes, liderando Repsol YPF las operaciones de exploración y producción.

Que en los proyectos Midstream las Partes pondrán en común sus actuales contratos y activos, bien mediante la encomienda de su gestión conjunta y optimización a una sociedad de nueva creación, participada al 50%, comprometiéndose a desarrollar a través de la misma las actividades de trading, transporte, comercialización y reclasificación, o bien por medio de cualquier otro vehículo societario o contractual que permita la operación conjunta.

Que el Acuerdo garantiza el aprovisionamiento para atender la comercialización de gas natural en los mercados que las Partes desarrollan y, en especial, los mercados ibérico, francés e italiano, respecto de los cuales Gas Natural mantiene su responsabilidad y compromisos.

En consideración a lo anterior, las Partes, reconociéndose mutua capacidad,

ACUERDAN

I. PROYECTOS INTEGRADOS

PRIMERA

Opción de participación en proyectos Upstream

A.	Se consideran proyectos Integrados o proyectos upstream aquellos en los que Repsol YPF o Gas Natural participen con el propósito de desarrollar actividades de exploración, producción y licuefacción de gas.

A estos efectos, también se consideraran proyectos Integrados o proyectos Upstream aquellos en los que el gas natural producido se destine, fundamentalmente, a ser licuado en una planta de terceros o a ser transportado por un gasoducto al mercado europeo.

B.	Repsol YPF y Gas Natural, se comprometen a invitarse recíprocamente a tomar participación en todos los proyectos Upstream en que participen o desarrollen. En consideración a este compromiso,

•	ambas Partes harán sus mejores esfuerzos para que la estructuración del proyecto no dificulte la participación de la otra Parte.

•	todas las oportunidades de negocio que se presenten serán analizadas y desarrolladas a través de los equipos de ambas Partes, firmándose los acuerdos propios del sector que correspondan en cada caso, de acuerdo a lo previsto en la cláusula SEGUNDA.

C.	Salvo que las circunstancias del proyecto impongan un plazo más breve, la Parte que reciba la invitación (en lo sucesivo “Parte invitada”) dispondrá de un plazo de 2 meses para analizar la conveniencia de su participación y comunicar su decisión. La invitación deberá contener la información disponible, precisa y razonable para tener una imagen fiel y completa del proyecto. La invitación deberá hacerse tan pronto como la parte que promueva en primera instancia el proyecto (en lo sucesivo la “Parte promotora”) disponga de una invitación formal de la entidad encargada de conceder el proyecto para participar en el proceso de selección o disponga de los primeros estudios de viabilidad de un nuevo proyecto, y en todo caso, deberá realizarse antes de que la Parte promotora asuma ningún compromiso o limitación frente a terceros, de forma que la preparación de la oferta frente a los terceros se haga de manera conjunta.

D.	En todo caso la Parte invitada a participar en un Proyecto upstream deberá asumir los compromisos de confidencialidad y/o exclusividad requeridos. El derecho de las Partes a participar en un Proyecto de Upstream estará en todo caso condicionado al pago de los gastos incurridos por la Parte que invita a participar en el Proyecto.

SEGUNDA

Régimen de participación en proyectos Upstream

A.

La participación de las Partes en cada proyecto Upstream se instrumentará por medio de los acuerdos correspondientes a cada fase del Proyecto, utilizándose un “Joint Study and Bidding Agreement”, un “Assignment Agreement”, un “Area of Mutual Interest Agreement” y/o un “Participating Agreement” en las fases iniciales y un “Joint Operating Agreement” una vez adquiridos los derechos mineros correspondientes en los términos habituales de la industria petrolera, que contendrán las particularidades que se precisen.

B.	La Parte invitada podrá optar por una participación en el proyecto en el porcentaje que decida sobre la participación total que las Partes tengan en el proyecto en cuestión. El porcentaje máximo de la participación será del 60% en el caso de Repsol YPF y del 40% en el caso de Gas Natural Salvo acuerdo de las Partes, los porcentajes de participación de cada una de las Partes serán iguales en cada una de las fases del proyecto. Las Partes podrán requerir a la Sociedad Midstream su colaboración en el desarrollo de la parte comercial asociada a la negociación de los contratos de compraventa de GNL con terceros (socios o gobiernos), para lo cual se establecerán los mecanismos de coordinación necesaria entre Upstream y Midstream.

C.	El Joint Operating Agreement (JOA) preverá que:

•	Repsol YPF será el operador de todos los proyectos de exploración y producción, salvo que participe en el proyecto otra sociedad petrolera; en ese caso ambas Partes realizarán sus mejores esfuerzos para que Repsol YPF también sea el operador. Personal técnico de Gas Natural podrá integrarse en los proyectos de exploración y producción en que participe.

•	Para la fase de licuefacción, se creará una sociedad de participación conjunta que construirá y operará la Planta. Repsol YPF será responsable del proyecto de desarrollo y construcción de la Planta. Corresponderá a Repsol YPF designar al director de la Planta y a Gas Natural designar al menos dos personas en el nivel directivo inmediatamente inferior.

•	En las fases de exploración y producción, la representación frente a terceros corresponderá a Repsol YPF, debiendo estar siempre presente o debidamente informado un representante de Gas Natural. Repsol YPF actuará en el mejor interés de las dos Partes. En la fase de licuefacción, la representación corresponderá a la sociedad encargada del desarrollo y construcción de la Planta.

•	Se adoptarán por acuerdo de ambas Partes determinadas decisiones relevantes del JOA -tales como, pero no limitado a: i) aprobación de planes de negocio o presupuestos, ii)asunción de compromisos, ventas o adquisiciones, o concesión de garantías por encima de determinados umbrales económicos, iii)modificaciones societaria o de los acuerdos o de la política de contribuciones o de distribución de beneficios- y además todas aquellas que impliquen modificación, renuncia o transacción sobre los derechos de !a Partes frente a terceros o aquellas que afecten sustancialmente a los derechos económicos de las Partes en el negocio. Las decisiones operativas (as tomara Repsol YPF actuando siempre en el mejor interés de ambas Partes.

II. PROYECTOS “MIDSTREAM”

TERCERA

Sociedad Widstream

A.

Repsol YPF y Gas Natural se comprometen a desarrollar conjuntamente las actividades de trading y transporte de GNL, regasificación y ; comercialización mayorista de GNL o GNL regasificado, si bien el :: compromiso de las Partes de adquirir dicho gas se lirnitará a los

términos de la cláusula CUARTA.B. A estos efectos se considerará comercialización mayorista la venta a clientes cuyo consumo anual supere 0,5 bcm/ano. Queda excluida del presente Acuerdo la comercialización minorista en todo el mundo y la comercialización mayorista de gas natural en la Península Ibérica, Francia e Italia.

B.	A tal fin Repsol YPF y Gas Natural constituirán una sociedad anónima española cuya cifra de capital, denominación social y demás reglas estatutarias se acordaran en el plazo previsto en la cláusula Decimoctava.A (en lo sucesivo “sociedad Midstream”). Dicha sociedad actuará bajo la marca comercial que las Partes acuerden, en la que ambas participarán al 50% y cuyo objeto social será el indicado en el apartado anterior.

C.	Será objetivo fundamental de la sociedad Midstream, además de prioritario sobre cualquier otro, el abastecimiento y transporte de GNL al mercado español en las mejores condiciones de mercado y oportunidad. En particular, la sociedad Midstream atenderá, con carácter preferente, al desarrollo de todas las actividades precisas para atender en tiempo, forma y condiciones de mercado, al abastecimiento de GNL a Gas Natural con destino a todos los mercados en que desarrolle sus actividades de comercialización minorista y, muy especialmente, en relación a las del mercado español así como a los clientes con quienes Repsol YPF tenga asumida una obligación de entrega. La sociedad Midstream se compromete a cooperar en los Proyectos integrados a efectos de aportar su experiencia comercial y de conocimiento de los mercados en la forma y manera que las partes acuerden para cada proyecto.

CUARTA

Actividad de la sociedad Midstream

A.	La sociedad Midstream asume la obligación de comercializar todo el GNL producido por las Partes y, recíprocamente las Partes asumen la obligación de comercializar a través de la sociedad Midstream todo el GNL que produzcan. En este tipo de operaciones la sociedad Midstream aplicará un sistema de precios “net back” que traslade al proyecto Upstream el mejor precio disponible del mercado y cobrará un fee por sus servicios.

B.	Ventas a las Partes.

La sociedad Midstream asume el compromiso de cubrir hasta el 1.00% de las necesidades de GNL de Gas Natural y de Repsol YPF, y recíprocamente, Gas Natural u Repsol YPF se comprometen canalizar preferentemente a través de la sociedad Midstream su suministro.

Cualquier contrato de adquisición de GNL para abastecer a Gas Natural o a Repsol YPF deberá ser especificarnente aprobado por la correspondiente compañía.

La sociedad Midstream actuará como “broker” de las operaciones y aplicará un “fee” por su gestión. El fee se fijará periódicamente de forma que se garantice la equidad entre aportaciones y beneficios obtenidos por parte de los accionistas.

C.	Operaciones de trading.

Con carácter accesorio, una vez atendido debidamente el objeto principal de aprovisionamiento a las Partes, y con el fin primordial de optimizar la flexibilidad y seguridad de dicho suministro, la sociedad Midstream también podrá comercializar GNL o GNL regasificado, mediante la compra/venta a terceros, adoptando en su propio nombre en el mercado las posiciones y compromisos adecuados.

D.	Para el cumplimiento de sus funciones la nueva sociedad gestionará los vigentes contratos de aprovisionamiento y venta de GNL suscritos por las Partes. En estos casos, la sociedad Midstream actuará como “broker” de las operaciones y aplicando el “fee” previsto en la letra B anterior por su gestión. Todas las operaciones que la sociedad Midstream plantee con respecto a estos contratos, deberán contar con la aprobación previa de la Parte titular del mismo, a quien revertirán los beneficios de la posible optimización de éstos.

E.	La sociedad Midstream utilizará los mercados de futuros y derivados para la cobertura de riesgos y optirnización de las operaciones de compra/venta de GNL y gas natural. No obstante, para la realización de estas operaciones estará sujeta a las normas y recomendaciones que determine su Consejo de Administración.

QUINTA

Gestión de flota

A.	Las Partes cederán a la sociedad Midstream la gestión de los contratos de GNL que tengan concertados y la optimización de dicha flota de GNL, realizándose, en su caso, las oportunas valoraciones de los activos y de los contratos “time charter” que cada Parte aporte para su gestión.

B.	Servicios a las Partes

Ambos socios utilizarán la sociedad Midstream para cubrir sus necesidades de transporte de GNL, que gestionará en base a establecer unas tarifas a precios de mercado, de acuerdo con las publicaciones que las Partes definan. La sociedad Midstream gestionará también las necesidades de transporte que cualquiera de las dos Partes tenga adquirida,

C.	Servicios a terceros

Con carácter accesorio, una vez atendido debidamente el objeto principal de aprovisionamiento a las Partes, y con el fin primordial de optimizar la flexibilidad y seguridad de dicho suministro, la sociedad Midstream podrá prestar servicios a terceros y tratará de maximizar su propio beneficio trasladando al cliente un precio tal que le permita disponer de un margen adicional como diferencial entre los costes de flota y el precio del servicio.

D.	Las Partes, si bien mantienen la titularidad de los actlvos y de los contratos “time charter” que cada Parte aporte para su gestión, acuerdan que la sociedad Midstream retendrá en concepto de fee de gestión el beneficio de la totalidad de las optimizaciones que logre con la gestión conjunta de la flota.

E.	Ambas Partes considerarán la conveniencia, en el futuro, de que la sociedad Midstream asuma la contratación de nuevas pólizas de fletamento en su propio nombre.

SEXTA

Capacidad de regasificación

A.	Para el desarrollo de su actividad. la sociedad Midstream deberá contar con capacidad de regasificación propia. Dicha capacidad de regasificación provendra:

i)	de las plantas de regasificación actualmente disponibles, de aquelios i proyectos que actualmente desarrollan por separado cada una de las Partes y de proyectos futuros que pudieran acometer los socios. Ambas Partes se comprometen a analizar el desarrollo conjunto de los proyectos. Queda exciuida la capacidad de regasificación o instalaciones de que dispongan las Partes en la peninsula ibérica, Francia e Italia.

ii)	de nuevos proyectos de regasificación que previa consideración de las Partes pudiera acometer la propia sociedad.

B.	Gas Natural será responsable del proyecto de desarrollo y construcción de las plantas de regasificación que las Partes acuerden acometer conjuntamente a través o no de sociedad Midstream, sin perjuicio de la participación de personal técnico de Repsol YPF en los diferentes proyectos. Gas Natural designará al Director de las plantas de regasificación y Repsol YPF al menos a dos personas en el nivel directivo inmediatamente inferior.

C.	Las Partes asumen la obligación de ceder la actual capacidad de regasificación disponible por las vias anteriormente citadas y en condiciones de mercado a la sociedad Midstream.

D.	En caso de que las Partes consideren más conveniente no desarrollar los proyectos por medio de la sociedad Midstream, las Partes se comprometen a ofrecerse reciprocamente participación en las plantas de regasificación actualmente disponibles y en cuantos proyectos de regasificación hayan emprendido o pudieran emprender en el futuro, salvo en la peninsula ibérica, Francia e Italia. La Parte titular de la Planta o promoter del proyecto retendrá un máximo de un 50% de la participación y las agrupaciones y sociedades que se establezcan para el desarrollo de plantas de regasificación tendrán unos estatutos o acuerdos entre accionistas que contemplen que:

•	en las relaciones con terceros, la representatión corresponderá a la Parte titular o promotora de la Planta, debiendo estar presente siempre un representante de la otra Parte. El representante actuará en el mejor interés de las dos Partes.

•	se adoptarán por unanimidad de ambas Partes determinadas decisiones relevantes del negocio -tales como, pero no limitado a: i) aprobacióm de planes de negocio o presupuestos, ii) asunción de compromisos, ventas o adquisiciones, o concesión de garantias por encima de determinados umbrales económicos, iii) modificaciones societarias o de los acuerdos o de la politica de contribuciones o de distributión de beneficios- y además todas aquellas que impliquen modificación, renuncia o transacción sobre los derechos de la Partes frente a terceros o aquellas que afecten sustancialmente a los derechos económicos de las Partes en el negocio.

SEPTIMA

Estructura de fa sociedad Midstream

A.	La sociedad Midstream se constituira como sociedad anónima española con acciones nominativas y podrá contar con una o varias filiales españolas o extranjeras.

B.

La sociedad Midstream tendrá su sede en el edificio de Gas Natural en la Avenida de América de Madrid. Gas Natural prestará a la sociedad Midstream aqueilos servicios corporativos que ésta precise, en condiciones de mercado y previa aprobación por el Consejo de

Administración de la sociedad Midstream del marco general de prestación de estos servicios.

C.	La sociedad Midstream se administrara mediante un Consejo de Administración compuesto por ocho personas, cuatro a propuesta de Repsol YPF y cuatro a propuesta de Gas Natural,

D.	La Presidencia, que no sera ejecutiva ni dispondrá de voto de calidad, sera ocupada rotatoriamente por periodos de dos’ anos por un representante de cada una de las Partes, iniciándose por Gas Natural, y siendo ocupada la Vicepresidencia por la otra Parte.

E.	El Consejero Delegado sera elegido a propuesta de Gas Natural, cargo que podrá coincidir con el de Director de Aprovisionamientos de Gas Natural.

Él Consejero Delegado tendrá facultades limitadas a la administración ordinaria de los negocios, reservándose a! Consejo de Administración las restantes facultades. En especial, deberán ser aprobadas por el Consejo de Administración todas !as operaciones que pudieran provocar efectos negativos sobre las actividades de las Partes en las mercados ascendentes o descendentes respecto de la sociedad Midstream donde operen.

F.	El Secretario del Consejo, que podrá no ser Consejero, sera elegido a propuesta de la Parte que no estante la Presidencia.

G.	El Consejo de Administración, a propuesta del Consejero Delegado, aprobara por unanimidad la designación del equipo directivo de primera linea.

H.	Gas Natural tendrá derecho de veto sobre todas aquellas actuaciones o acuerdos de la sociedad Midstream que pudieran poner en peligro o en situación de riesgo el abastecimiento a los mercados minoristas en los que opere y, muy especialmente, al mercado español. Acaecida alguna de las citadas circunstancias Gas Natural podrá disponer que la sociedad Midstream lleve a cabo las actuaciones oportunas para evitar los peligros o riesgos mencionados durante el tiempo que dure dicha situación.

I.	Repsol YPF tendrá derecho de veto sobre todas aquellas actuaciones o acuerdos de la sociedad Midstream que pudieran poner en peligro el funcionamiento de las actividades de los proyectos integrados.

J.	El Consejo de Administración determinara las tarifas a cobrar por la sociedad con motivo de la prestación de los servicios descritos en este Acuerdo. Periódicamente se procederá a la revisión de las mismas -con la ayuda, si fuese considerado necesario, de un consultor externo- de forma que se garantice la equidad entre aportaciones y beneficios obtenidos por parte de los accionistas.

III. DISPOSICIONES COMUNES

OCTAVA

Cesión de intereses o participaciones

A.

El presente Acuerdo de actuación industrial se celebra en atención a la especial capacidad técnica y económica de las Partes y su desarrollo implica una especial relación de colaboración y confianza. Por ello, tanto la participación en los proyectos Upstream, como los derechos y obligaciones en relación con la actividad Midstream y en particular la participación en la sociedad Midstream, no podrá cederse total ni parcialmente a terceros sin fa conformidad previa y expresa de la otra Parte.

B.	Dado el alcance del Acuerdo tampoco será posible la cesión de la posición de las Partes a ninguna de las sociedades del grupo que domina cada una de las Partes firmantes, comprometiéndose a mantener el Acuerdo en el nivel de la sociedad cabecera de cada grupo.

C.	En caso de producirse una operación societaria que afectara a la independencia de una de las Partes, de forma que cambie e! control en alguna de las sociedades dominantes que suscriben este Acuerdo, la otra parte tendrá derecho a instar la liquidación del presente Acuerdo en la forma prevista en la cláusula DECIMA.

NOVENA

Resolución de conflictos

A.	En los proyectos Upstream, las decisiones riñas relevantes se tomaran por unanimidad de (as Partes; en la sociedad Midstream, todas las decisiones, salvo las de administración ordinaria que correspondan al Consejero Delegado de la sociedad, se tomaran por unanimidad.

B.	En el supuesto de producirse situaciones de bloqueo accionarial, discrepancias relevantes y sustantivas sobre la gestión, o en caso de que los máximos representantes de ambas Partes no alcancen un acuerdo en los términos de la cláusula UNDECIMA, cualquiera de las dos Partes podrá instar el cese de la colaboración en todos los proyectos y la disolución de la sociedad Midstream.

C.	En fo relativo a los proyectos Upstream, las Partes mantendrán las participaciones existentes en ese momento en los distintos proyectos, pero cesara el deber de ofrecerse recíprocamente la toma de participación en nuevos proyectos Upstream.

Las Partes, en contemplación a la normativa reguladora de cada proyecto, acordaran los términos y cumplirán las obligaciones formales frente a terceros para el ejercicio de sus derechos en el.

D.	En lo relativo a la sociedad Midstream, esta se liquidara de acuerdo con los siguientes criterios:

•	se valorara la sociedad en consideración a su liquidación. a cada Parte corresponderé un 50% de la valoración.

•	en el reparto de los activos se atenderá en primer lugar a la garantía de suministro a los mercados minoristas atendidos por Gas Natural y, en especial, al mercado español. En segundo lugar a las obligaciones de suministro de Repsol YPF. En estos casos, los contratos, activos y la organización precisos se asignaran a Gas Natural y a Repsol YPF a los correspondientes precios de mercado. En los restantes casos, se llevara a cabo un reparto equitativo también en condiciones de mercado y tomando en consideración en su caso la aportación inicial de activos en la sociedad.

•	en caso de producirse una diferencia de valor entre los dos conjuntos de activos asignados, se procurara que esta sea la menor posible una vez atendidos los criterios de asignación del apartado precedente. La Parte que corresponda abonara a la otra la diferencia de valor en metálico en un plazo no superior a un mes.

•	en caso de discrepancia entre las Partes en la forma de valorar o asignar los activos, cualquiera de ellas podrá requerir que un tercero independiente decida de forma definitiva e inapelable los valores o asignaciones discutidos. A falta de acuerdo en relación con la designación del experto independiente, este sera elegido por sorteo de entre las cinco principales empresas de auditoria de ámbito mundial, con exclusión de aquéllas que presten servició de auditoria a alguna de las Partes.

E.	En el caso de existir proyectos Midstream que tas partes hubieran decidido desarrollar conjuntamente a través de vehículos distintos de la sociedad Midstream, estos se liquidaran, por analogia, en la forma dispuesta para la propia liquidacion de la sociedad Midstream.

DECIMA

Cambio de control

A.	En caso de producirse una operacion societaria que afectara a la independencia de una de las Partes, de forma que cambie el control en alguna de las sociedades dominantes que ahora han suscrito el Acuerdo de actuacion industrial, la Parte no afectada por el cambio tendra derecho, por el mero hecho de hacer una comunicacion fehaciente a la otra Parte en este sentido en el plazo de dos meses desde que se formaice el cambio de control, a optar por;

1°.	Cesar la colaboracion en los proyectos Upstream y liquidar la sociedad Midstream, asi como los eventuales proyectos Midstream que las partes hubieran decidido desarrollar conjuntamente a través de vehículo distintos de la sociedad Midstream, en los términos de los apartados C, D y E de la cláusula NOVENA.

2°.	Continuar con el presente Acuerdo de actuación industrial y en ese caso el alcance del mismo, se podrá extender a todos los proyectos Upstream y proyectos Midstream de todo el grupo de sociedades al que pertenezca la sociedad que haya tornado el control o se haya fusionado con la Parte afectada por el cambio.

UNDECIMA

Principios de interpretación

El presente Acuerdo de actuación industrial y su posterior desarrollo y ejecución, debe interpretarse de conformidad con las reglas de la buena fe entre las partes, la equidad entre los recíprocos intereses y la máxima equivalencia entre las prestaciones.

Como forma de resolución de las diferencias que puedan surgir en la interpretación o en la ejecución del presente Acuerdo, ambas Partes acuerden que se elevaran a los Presidente de ambas Compañías para que, en aplicación de aquellos principios y con la máxima libertad, puedan disponer cualquier forma de solución.

A falta de acuerdo se podrá proceder en la forma prevista en la cláusula NOVENA. En el caso de que una de las Partes estimara que, además de la diferencia de criterio, existe un incumplimiento del Acuerdo por la otra Parte, podrá exigir, además una indemnización.

DUODECIMA

Carácter de la colaboración entre las Partes

Las Partes suscriben el presente Acuerdo a la vista y en consideración a la situación de control conjunto existente entre Repsol YPF y La Caixa sobre Gas Natural conforme al Acuerdo de 11 de enero de 2000 y sus novaciones posteriores, que prevé las líneas de actuación industrial que se instrumentan en el presente Acuerdo.

Las Partes se comprometen a informar del presente Acuerdo de actuación industrial al Servicio de Defensa de la Competencia al objeto de comunicar la suscripción del mismo conforme a la resolución de 7 de noviembre de 2002 dictada por el Director General de defensa de la competencia en el expediente CP-055 Repsol/La Caixa/Gas Natural.

DECIMOTERCERA

Alcance de los compromisos

Los compromisos suscritos en el presente Acuerdo vinculan y serán exigibles de forma solidaria a todas las sociedades de los respectivos grupos de sociedades –en el sentido del artículo 4 de la Ley del mercado de Valores- que encabezan las Partes.

El régimen establecido en el presente Acuerdo alcanza a las obligaciones asumidas en el mismo y de igual modo a las obligaciones que se deriven de los eventuales documentos de desarrollo.

DECIMOCUARTA

Compromiso de garantía a terceros

Los compromisos asumidos en el presente Acuerdo se han establecido persiguiendo el objetivo de asegurar las necesidades de suministro al mercado español y con pleno respeto de los compromisos de suministro adquiridos previamente por las Partes con terceros, de modo que, en caso de que existiera una colisión no superable entre to aquí acordado y los compromisos con aquellos terceros, el presente Acuerdo cederá en la parte afectada.

DECIMOQUINTA

Duración del Acuerdo

En consideración a fa duración habitual en el mercado internacional de los proyectos a desarrollar, la extensión del Acuerdo se establece por un plazo inicial de 10 años desde su firma y se entenderá prorrogado tácitamente por periodos sucesivos de cuatro años, salvo que medie la denuncia expresa de cualquiera de las Partes, comunicada con un anticipo de dos años al vencimiento del plazo inicial o de cualquiera de sus extensiones.

DECIMOSEXTA

Validez y eficacia del Acuerdo

A.	Cuando por disposición judicial o de cualquier otra naturaleza, alguna de los pactos de este Acuerdo resultase invalida o ineficaz, total o parcialmente, tal ineficacia o invalidez no se extenderá al resto de pactos, los cuales se mantendrán en vigor.

Las Partes se comprometen a realizar cuanto sea necesario para la efectividad de los compromisos contenidos en este Acuerdo, actuando de buena fe y con pleno respecto a la legalidad, cumpliendo especialmente los requisitos formales y de fondo en materia de defensa de la competencia.

Si la validez o efectividad de los pactos contenidos en el presente acuerdo se viera sustancialmente impedida o modificada por decisión de cualquier autoridad competente, fas Partes, actuando de buena fe, adaptarán o sustituirán los pactos afectados, de forma tal que pueda conseguirse un resultado similar, dentro de la legalidad, al contemplado en los pactos enmendados o anulados.

B.	Cuando lo estipulado en el presente Acuerdo no fuera posible cumplirlo por impedirlo determinadas limitaciones legales propias de los países donde se desarrollen las actividades o los compromisos contractuales previos de alguna de las Partes, éstas se comprometen a hallar una forma de colaboración que, respetando la normativa y los contratos, produzca el efecto técnico y económica más similar posible al previsto en este Acuerdo, incluso actuando una de las Partes como representante indirecto en interés y por cuenta de fa otra.

DECIMOSÉPTIMA

Domicilios contractuales

Todas las comunicaciones formales entre las Partes relativas a este Acuerdo se harán por escrito y se entenderá que han sido debidamente comunicadas si han sido enviadas mediante envió con acuse de recibo a las siguientes direcciones:

En el caso de Repsol YPF:

Nemesio Fernandez -Cuesta Luca de Tena

Paseo de la Castellana, 278, 28046 Madrid

En el caso de Gas Natural:

Rafael Viliaseca Marco

Portal del Angel 20-22, 08002 Barcelona

Cualquier modificación de los datos deberá ser notificada previamente por escrito a la otra Parte y tendrá efecto transcurridos cinco días hábiles desde su notificación.

DECIMOCTAVA

Régimen transitorio

A.	La sociedad Midstream se constituirá en un plazo no superior a dos meses desde la fecha del presente Acuerdo.

B.	De forma inmediata a la firma de este Acuerdo se constituirá un Comité de coordinación integrado por tres miembros de cada Parte, que tendrá por finalidad:

•	canalizar la información relativo a las proyectos Upstream actualmente en curso.

•	promover la constitución de la sociedad Midstream.

•	identificar los contratos y activos cuya gestión se encomendara, según los casos, a la sociedad Midstream.

•	determinar la forma y momento óptimos para materializar esa encomienda.

•	determinar el inicio de operaciones de la sociedad Midstream así como el cese de la actividad de las Partes en relación con las mismas.

•	proponer a las Partes los documentos de desarrollo del presente Acuerdo que resulten necesarios.

•	acordar lo precise en relación con las comunicaciones a terceros respecto de las operaciones aquí contempladas así como las comunicaciones administrativas que, en su caso, deban realizarse

En prueba de conformidad con todo lo anterior, lo firman en el lugar y fecha indicados.

Por Repsol YPF, S.A.	Por Gas Natural sdg, SA

/s/ D. Antonio Brufau Niupó	/s/ D. Salvador Gabarro Serra
D. Antonio Brufau Niupó	D. Salvador Gabarro Serra